UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 10, 2015

TALON INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13669	95-4654481
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

21900 Burbank Blvd., Suite 270
	Woodland Hills, California	91367
	(Address of Principal Executive Offices)	(Zip Code)

(818) 444-4100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive and Director

On April 10, 2015, Lonnie D. Schnell resigned both as Chief Executive Officer of Talon International, Inc. (“Talon” or the “Company”), and as a member of Talon’s Board of Directors. As a condition to Mr. Schnell’s resignations, the Company agreed to pay Mr. Schnell the compensation under his executive employment agreement that he would be entitled to receive if the Company had terminated his employment without cause.

Appointment of new Chief Executive Officer and Director

Talon has appointed Larry Dyne as its new Chief Executive Officer, effective April 13, 2015. The Talon Board of Directors also appointed Larry Dyne, effective April 13, 2015, to the Board of Directors to fill the vacancy on the Board resulting from Mr. Schnell’s resignation.

Larry Dyne (age 42) has served as Talon’s President since May 2009. He has been our employee since 1992, and was formerly Executive Vice President of Sales as well as Vice President of Product Development and Global Sourcing, and Vice President of Trim Sales including responsibility for all domestic print production. Through these positions, Mr. Dyne has established extensive and long-term relationships with the world’s top brands and clothing retailers. Mr. Dyne was appointed to the Board of Directors for his extensive knowledge of industry practices and trends and domestic and international management experience.

Mr. Dyne is the brother of Mark Dyne, the Chairman of Talon’s Board of Directors. Mark Dyne recused himself from the Board decisions relating to the appointment of Larry Dyne as CEO and to the Board.

Other than with respect to his employment, Mr. Dyne does not have a direct or indirect material interest in any transaction with the Company involving an amount exceeding $120,000, and no such transaction is currently proposed.

Item 7.01	Regulation FD Disclosure.

On April 14, 2015, Talon issued a press release regarding the resignation of Mr. Schnell and the appointment of Mr. Dyne as Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

99.1	Press release issued by Talon International, Inc. dated April 14, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON INTERNATIONAL, INC.

Date: April 14, 2015	By: /s/ Nancy Agger-Nielsen
Nancy Agger-Nielsen, Chief Financial Officer